EXHIBIT 99.1

Investor Relations contact:
Blair W. Lambert Tel: 415-278-7933 investor_relations@gymboree.com

Media Relations contact:
Kimberly Kim Tel: 415-278-7472 media_relations@gymboree.com
The Gymboree Corporation Announces Increase to Share Repurchase Program
San Francisco, Calif., June 19, 2006 — The Gymboree Corporation (NASDAQ: GYMB) announced that its Board of Directors has authorized the Company to utilize an additional $55 million of the Company’s cash reserves to purchase shares of the Company’s outstanding common stock under its share repurchase program. Purchases under the share repurchase program will be made from time to time on the open market or in privately negotiated transactions, consistent with the previously authorized plan. Depending on market conditions and other factors, purchases under this program may be commenced or suspended without prior notice at any time, or from time to time, through June 30, 2007.
In total, the Board has now authorized the Company to purchase up to $110 million of its outstanding common stock under its share repurchase program announced on November 3, 2005. Through the fiscal month of May 2006, the Company has repurchased approximately $26.4 million of its outstanding stock under the share repurchase program at an average price of approximately $28.60 per share.
About The Gymboree Corporation
The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of May 27, 2006, the Company operated a total of 677 stores: 569 Gymboree® retail stores (541 in the United States and 28 in Canada), 22 Gymboree Outlet retail stores, 69 Janie and Jack® retail shops and 17 Janeville® stores in the United States. The Company also operates online stores at www.gymboree.com and www.janieandjack.com, and offers directed parent-child developmental play programs at 540 franchised and company-operated centers in the United States and 26 other countries.

EXHIBIT 99.1
Forward-Looking Statements
The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s share repurchase program. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The actual results of the share repurchase program could vary materially as a result of a number of factors, including the price of our stock and stock market conditions as well as other factors which may affect our future financial performance including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 28, 2006. These forward-looking statements reflect The Gymboree Corporation’s expectations as of June 19, 2006. The Gymboree Corporation undertakes no obligation to update the information provided herein.
Gymboree, Janie and Jack, and Janeville are registered trademarks of The Gymboree Corporation.
###